Exhibit 10.2

AXIOM
Capital Management, Inc.
780 Third Avenue. New York, NY 10017

April 28, 2009

Mr. Michael L. Krall
President, CEO and Chairman of the Board
PURE BioScience
1725 Gillespie Way
El Cajon, California 92020

Dear Michael:

                    This letter (the “Agreement”) constitutes the agreement between PURE BioScience (the ‘Company or PURE), a California corporation and Axiom Capital Management, Inc. (“Axiom”, the “PA” or the “Placement Agent”) that Axiom shall serve as the placement agent for the Company, on a nonexclusive basis for a period of sixty days (60) days following execution of this Agreement, in connection with the proposed offer of registered securities (the ‘Offering”) by the Company of Units comprised of common stock, and warrants in any combination as further defined in the Offering Documents described below (the “Securities”) to accredited investors (the “Purchasers”). This Agreement supersedes any prior agreements between PURE and Axiom.

Notwithstanding the non-exclusive nature of this agreement, Axiom shall be entitled to a Placement Fee and warrants, calculated in the manner provided in Paragraph A, with respect to any securities purchased by investors whom Axiom introduces to the Company. It is currently contemplated that the Offering will raise up to ten million dollars ($10,000,000) and will be coordinated with, and conditioned upon the completion of satisfactory due diligence by the Purchasers and the Company’s execution and delivery of a Placement Agent Agreement, Securities Purchase Agreement, Common Stock, the Warrants, and a Placement Agent Warrant and/or other ancillary documents contemplated by the forgoing (the “Offering Documents”). If, as a result of the introduction(s) made by or through PA to Company all or any part of an Offering is consummated by the Company with a Purchaser, then Company shall owe to PA Placement Fees and Expenses as outlined in Section A below.

Regardless of whether an Offering is consummated, the Company agrees to reimburse Axiom’s expenses as provided in Section A-2 below.

          A.   Fees and Expenses.   In connection with the services described above, the Company shall pay to Axiom the following:

          1.   Placement Fee.   As compensation for its services in connection with the Offering, the Company shall pay to Axiom a cash placement fee equal to six percent (6.0%) of the aggregate purchase price paid by each purchaser of Securities that were placed in the Offering (the ‘Placement Agents Fee”) at each Closing. The Placement Agents Fee will be deducted from the gross proceeds of the Securities sold at each Closing.

          2.   Expenses.   Regardless if any Offering is consummated during the Term of this Agreement, and promptly following presentation of customary documentation, Company shall reimburse Axiom for all reasonable fees and disbursements of Axiom’s outside counsel for up to $25,000 and Axiom’s reasonable travel and out-of-pocket expenses as incurred in connection with the service performed by Axiom pursuant to this Agreement, including without limitation, hotel, food and associated expenses including postage, express/overnight mail delivery, courier services. All of such expenses shall be credited against the Placement Agent’s Fee otherwise payable pursuant to Section A.1 above.

The Company shall also pay all FINRA Rule 5110 filing fees directly to FINRA.

          3.   Warrants:   In addition to the Placement Agent’s Fee, upon the closing of the sale of Securities in connection with the Offering, the Company shall issue to the Placement Agent (or its assigns) warrants to purchase a number of shares of the Company’s common stock equal to five percent (5.0%) of the gross proceeds of the sale of Securities (the “PA Warrants’). The PA Warrants shall be exercisable at 125% of the Offering Price. The PA Warrants shall expire five (5) years from the date of issuance. The PA Warrants shall be in the same form, including, without limitation, the same registration rights and anti-dilution provisions (other than any price-based anti-dilution provisions), as the securities sold in the Offering; provided, however, the PA Warrants shall include a “net issuance” or “cashless” exercise feature, and shall be restricted from transfer as provided by FINRA Rule 5110(g).

          B.   Term and Termination of Engagement.   Except as set forth below, the term (the ‘Term”) of Axiom’s engagement will begin on the date hereof and end on the earlier of the consummation of the Offering or thirty (30) days after receipt by either Party hereto of written notice of termination. Notwithstanding any such expiration or termination, Paragraphs C through K shall survive and remain in full force and effect and be binding on the parties hereto, in accordance with their terms.

          C.   Intentionally Omitted.

          B.   Non-Circumvent.   The Company hereby irrevocably agrees not to circumvent, avoid, bypass, or obviate, directly or indirectly, the intent of this Agreement through any transaction, transfer, pledge, agreement, recapitalization, loan, lease, assignment or otherwise. The Company (including affiliates of such parties) agrees that it will not attempt, directly or indirectly, to contact parties introduced to the Company by the Placement Agent on matters described in this letter or contact or negotiate with any confidential source provided by Axiom, except through Axiom or with the expressed written consent of Axiom as to each such contact. The Company shall not contact, deal with, or otherwise become involved in any transaction with any corporation, partnership, individual, any banks, trust or lending institutions which have been introduced by Axiom without the permission of Axiom. Any violation of this provision shall be deemed an attempt to circumvent this provision, and the Company shall be liable for damages in favor of the circumvented party.

          E.   Use of Information.   The Company will furnish Axiom such written information as Axiom reasonably requests in connection with the performance of its services hereunder. The Company understands, acknowledges and agrees that, in performing its services hereunder, Axiom will use and rely entirely upon such information as well as publicly available information regarding the Company and other potential parties to an Offering and that Axiom does not assume responsibility for independent verification of the accuracy or completeness of any information, whether publicly available or otherwise furnished to it, concerning the Company or otherwise relevant to an Offering, including, without limitation, any financial information, forecasts or projections considered by Axiom in connection with the provision of its services.

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          F.   Confidentiality.   In the event of the consummation or public announcement of any Offering, Axiom shall have the right to disclose its participation in such Offering, including, without limitation, the placement at its cost of “tombstone” advertisements in financial and other newspapers and journals. Axiom agrees to keep confidential during the Term, and for five years after the expiration or any termination, of this Agreement, all material nonpublic information provided to it by the Company, except as required by law, pursuant to an order of a court of competent jurisdiction or the request of a regulatory authority having jurisdiction over Axiom or its affiliates (a “Regulatory Request”), or as contemplated by the terms of this Agreement, provided Axiom shall, if permitted by law, give notice to the Company of the request or order (other than a Regulatory Request) to furnish the nonpublic information. Notwithstanding any provision herein to the contrary, Axiom may disclose nonpublic information to its affiliates, agents and advisors whenever Axiom determines that such disclosure is necessary to provide the services contemplated hereunder, provided that Axiom advises such persons of the obligation to maintain the confidentiality of such information and remains liable under this Agreement for any breach of confidentiality by such affiliates, agents and advisors. Notwithstanding any provision herein to the contrary, this Section F shall not bar disclosure of, and Axiom and the Company and their respective representatives or agents may disclose, without limitation of any kind, any information with respect to the ‘tax treatment and tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the Offering and related transactions and all materials of any kind (including opinions or other tax analyses) that are provided to Axiom or the Company or such representatives or agents relating to such tax treatment and tax structure, provided that with respect to any document or similar item, this sentence shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the Transactions. Under no circumstances will the content of the Company’s United States Patent Applications), Foreign Patent Application(s), or any exhibits to said patent applications be disclosed by Axiom to any party at any time for any reason, except to Axiom’s legal counsel or under order of a Court or tribunal having proper jurisdiction, or by separate written agreement with the Company or by written direction of the Company. Said restriction shall also apply to any and all engineering reports submitted by the Company to Axiom in performance of Axiom’s due diligence investigation, whereby such engineering reports meaningfully expose or discuss material facts with respect to the Company’s intellectual property, product designs, technical performance of a product or products, component sourcing plans, manufacturing plans or any other information that may be reasonably interpreted as a “trade secret’ or critical amalgamation of trade secrets.

          G.   Securities Laws Matters.   The Company shall be responsible for any and all compliance with the securities laws applicable to it, including the Securities Act of 1933 (the Act), and unless otherwise agreed in writing, all state securities (Hue sky) laws. Axiom agrees to cooperate with counsel to the Company in that regard.

          H.   Indemnity.

          1.   The Company agrees to indemnify and hold harmless the Placement Agent, its employees, consultants and representatives and each person who controls the Placement Agent within the meaning of Section 15 of the Act against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the Securities Act or any other statute or at common law in connection with (i) any breach of any representation or warranty of the Company under this Agreement or the Offering Documents; (ii) any untrue statement of a material fact by the Company in the Offering Documents; or (iii) any omission of a material fact necessary in order to make the statements in the Offering

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Axiom Capital Management, Inc.	PURE Bioscience

Documents, in light of the circumstance under which they were made, not misleading (the “Covered Matters’), and to reimburse persons indemnified as above for any legal or other expense (including the cost of any investigation and preparation) incurred by them in connection with any litigation arising from any of the Covered Matters whether or not resulting in any liability, provided, however, that the indemnity agreement contained in this Section H. 1. shall not apply to amounts paid in settlement of any such litigation if such settlement is effected without the consent of the Company, nor shall it apply to the Placement Agent or any person controlling the Placement Agent in respect of any such losses, claims, damages, or liabilities arising out of, or based upon, any such untrue statement or alleged untrue statement, or any such omission or alleged omission, if such statement or omission was based upon information furnished by the Placement Agent specifically for use in connection with the preparation of documents to be provided to prospective investors or any amendment thereof or supplement thereto or by reason of improper selling practices (including failure to comply with, or a violation of, any law or regulation by the Placement Agent, its officers, directors and registered placement agents). The Placement Agent agrees within ten (10) days after the receipt by it of written notice of the commencement of any action against it or against any person controlling it as aforesaid, in respect of which indemnity may be sought from the Company on account of the indemnity agreement contained in this Section H.1., to notify the Company in writing of the commencement thereof. The omission of the Placement Agent so to notify the Company of any such action shall not relieve the Company from any liability which it may have to the Placement Agent or any person controlling it as aforesaid on account of the indemnity agreement contained in this subsection except to the extent that such liability would not have been incurred had such notice been given. In case any such action shall be brought against the Placement Agent or any such controlling person and the Placement Agent shall notify the Company of the commencement thereof, the Company shall be entitled to participate in (and, to the extent that it shall wish, to direct) the defense thereof at its own expense but such defense shall be conducted by counsel of recognized standing and reasonably satisfactory to the Placement Agent or such controlling person or persons, defendant or defendants in the litigation; provided, that the Company shall not be required to pay for more than one firm of counsel for all indemnified parties. The Company agrees to notify the Placement Agent promptly of the commencement of any litigation or proceeding against it or in connection with the issue and sale of any of its securities and to furnish to the Placement Agent, at its request, copies of all pleadings therein and permit the Placement Agent to be an observer therein and apprise the Placement Agent of all developments therein, all at the Company’s expense.

          2.   The Placement Agent agrees, in the same manner and to the same extent as set forth in Section H.1. of this Agreement, to indemnify and hold harmless the Company, its officers, directors, employees and representatives, and each person, if any, who controls the Company within the meaning of Section 15 of the Act, with respect to any statement in or omission from the information provided to investors any amendments thereto, if such statement or omission was made in reliance upon information furnished in writing to the Company by the Placement Agent, on its behalf, specifically for use in connection with the preparation of documents to be provided to prospective investors or any amendment thereof or supplement thereto or by reason of improper selling practices (including failure to comply with, or a violation of, any law or regulation by the Placement Agent, its officers, directors and registered placement agents). The Placement Agent shall not be liable for amounts paid in settlement of any such litigation if such settlement was effected without its consent. In case of commencement of any action, in respect of which indemnity may be sought from the Placement Agent on account of the indemnity agreement contained in this Section H.2., each person agreed to be indemnified by the Placement Agent shall have the same obligation to notify the Placement Agent as the Placement Agent has toward the Company in Section H.1. of

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Axiom Capital Management, Inc.	PURE Bioscience

this Agreement, subject to the same potential loss or reduction of indemnity in the event such notice is not given, and the Placement Agent shall have the same right to participate in (and to the extent that it shall wish, to direct) the defense of such action at its own expense, but such defense shall be conducted by one firm of counsel of recognized standing and satisfactory to the Company. The Placement Agent agrees to notify the Company promptly of the commencement of any litigation or proceeding against it or against any such controlling person, of which it may be advised, in connection with the issue and sale of any of the securities of the Company, and to furnish the Company at its request copies of all pleadings therein and permit the Company to be an observer therein and apprise it of all developments therein, all at the Placement Agent’s expense.

          3.   The respective indemnity agreements between the Placement Agent and the Company contained in Sections H. 1. and H.2. of this Agreement, and the representations and warranties of the Company set forth elsewhere in this Agreement, shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of the Placement Agent or by or on behalf of any controlling person of the Placement Agent or the Company any controlling person of the Company, shall survive the delivery of the Securities. Any successor of the Company and the Placement Agent or of any controlling person of the Placement Agent, as the case may be, shall be entitled to the benefits of the respective indemnity agreements.

          4.   In order to provide for just and equitable contribution under the Act in any case in which (i) any person entitled to indemnification under this Section H makes claim for indemnification pursuant hereto but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section H provides for indemnification in such case, or (ii) contribution under the Act may be required on the part of any such person in circumstances for which indemnification is provided under this Section H, then, and in each such case, the Company and the Placement Agent shall contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after any contribution from others) in such proportions so that the Placement Agent is responsible for the proportion that the fees provided for herein bear to the purchase price of the Securities, and the Company is responsible for the remaining portion; provided, that, in any such case, no person guilty of a fraudulent misrepresentation (within the meaning of Section ll (f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

          5.   Within ten days after receipt by any party to this Agreement of notice of the commencement of any action, suit or proceeding, such party will, if a claim for contribution hi respect thereof is to be made against another party (the “contributing party”), notify the contributing party, in writing, of the commencement thereof, but the omission so to notify the contributing party will not relieve it from any liability which it may have to any other party other than for contribution hereunder. In case any such action, suit or proceeding is brought against any party, and such party so notifies a contributing party or his or its Placement Agent of the commencement thereof within the aforesaid ten days, the contributing party will be entitled to participate therein with the notifying party and any other contributing party similarly notified. Any such contributing party shall not be liable to any party seeking contribution on account of any settlement of any claim, action or proceeding effected by such party seeking contribution without the written consent of such contributing party. The contribution provisions contained in Section H are in addition to any other rights or remedies which either party hereto may have with respect to the other or hereunder.

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Axiom Capital Management, Inc.	PURE Bioscience

          I.   Limitation of Engagement to the Company.   The Company acknowledges that Axiom has been retained only by the Company, that Axiom is providing services hereunder as an independent contractor (and not in any fiduciary or agency capacity) and that the Company’s engagement of Axiom is not deemed to be on behalf of, and is not intended to confer rights upon, any shareholder, owner or partner of the Company or any other person not a party hereto as against Axiom or any of its affiliates, or any of its or their respective officers, directors, controlling persons (within the meaning of Section 15 of the Act or Section 20 of the Securities Exchange Act of 1934), employees or agents. Unless otherwise expressly agreed in writing by Axiom, no one other than the Company is authorized to rely upon this Agreement or any other statements or conduct of Axiom, and no one other than the Company is intended to be a beneficiary of this Agreement. The Company acknowledges that any recommendation or advice, written or oral, given by Axiom to the Company in connection with Axiom’s engagement is intended solely for the benefit and use of the Company’s management and directors in considering a possible Offering, and any such recommendation or advice is not on behalf of, and shall not confer any rights or remedies upon, any other person or be used or relied upon for any other purpose. Axiom shall not have the authority to make any commitment binding on the Company. The Company, in its sole discretion, shall have the right to reject any investor introduced to it by Axiom.

          J.   Limitation of Axiom’s Liability to the Company.   Axiom and the Company further agree that neither Axiom nor any of its affiliates or any of its their respective officers, directors, controlling persons (within the meaning of Section 15 of the Act or Section 20 of the Exchange Act of 1934), employees, consultants or agents shall have any liability to the Company, its security holders or creditors, or any person asserting claims on behalf of or in the right of the Company (whether direct or indirect, in contract, tort, for an act of negligence or otherwise) for any losses, fees, damages, liabilities, costs, expenses or equitable relief arising out of or relating to this Agreement or the services rendered hereunder, except for losses, fees, damages, liabilities, costs or expenses that arise out of or are based on any action of or failure to act by Axiom and that are finally determined (by a court of competent jurisdiction and after exhausting all appeals) to have resulted solely from the willful misconduct of Axiom. With respect to alleged breaches of the Confidentiality provisions herein by Axiom, the Company shall have the right to pursue equitable relief in addition to any other remedy in equity or law.

          K.   Governing Law.   This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Any disputes which arise under this Agreement, even after the termination of this Agreement, will be heard only in the state or federal courts located in the City of New York, State of New York. The parties hereto expressly agree to submit themselves to the jurisdiction of the foregoing courts in the City of New York, State of New York. The parties hereto expressly waive any rights they may have to contest the jurisdiction, venue or authority of any court sitting in the City and State of New York. In the event of the bringing of any action, or suit by a party hereto against the other party hereto, arising out of or relating to this Agreement, the party in whose favor the final judgment or award shall be entered shall be entitled to have and recover from the other party the costs and expenses incurred in connection therewith, including its reasonable attorneys’ fees.

          L.   Notices.   All notices hereunder will be in writing and sent by certified mail, hand delivery, overnight delivery or telefax, if sent to Axiom, to Axiom Capital Management, Inc., 780 Third Avenue-43rd floor, New York, NY 10017 Attention Mr. Mark Martino, with a copy to Wollmuth Maher & Deutsch, LLP, 500 Fifth Avenue 12th floor, New York, NY 10110, Attention: Rory M. Deutsch, Esq. and if sent to the Company, will be mailed, delivered or telefaxed and confirmed to Pure Bioscience, 1725 Gillespie Way, El Cajon, California 92020, Attention: Mr. Michael L. Krall,

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Axiom Capital Management, Inc.	PURE Bioscience

President, CEO and Chairman of the Board. Notices sent by certified mail shall be deemed received five days thereafter, notices sent by hand delivery or overnight delivery shall be deemed received on the date of the relevant written record of receipt, and notices delivered by telefax shall be deemed received as of the date and time printed thereon by the telefax machine.

          M.   Miscellaneous.   This Agreement shall not be modified or amended except in writing signed by Axiom and the Company. This Agreement shall not be assigned without the prior written consent of Axiom and the Company; provided, however, that in the event of a Offering in which the Company is not the surviving corporation or entity, the Company’s remaining obligations, if any, under this Agreement shall remain in full force and effect and become obligations of the surviving corporation or entity. This Agreement constitutes the entire agreement of Axiom and the Company with respect to the subject matter hereof and supersedes any prior agreements. If any provision of this Agreement is determined to be invalid or unenforceable in any respect, such determination will not affect such provision in any other respect, and the remainder of the Agreement shall remain in full force and effect. This Agreement may be executed in counterparts (including facsimile and Adobe PDF counterparts), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

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Axiom Capital Management, Inc.	PURE Bioscience

          In acknowledgment that the foregoing correctly sets forth the understanding reached by Axiom and the Company, please sign in the space provided below, whereupon this letter shall constitute a binding Agreement as of the date indicated above.

Very truly yours,

Axiom Capital Management, INC.

By:	/s/ Mark D. Martino

Mark D. Martino, President

Confirmed and accepted as of the date first above written
PURE BIOSCIENCE

By:	/s/ Michael Krall

Name:	Michael Krall
Title:	President / CEO

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